SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2003 (as amended on July 29, 2003)

AT ROAD, INC.

(Exact name of registrant as specified in its charter)

000-31511
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	94-3209170 (I.R.S. Employer Identification No.)

47200 Bayside Parkway
Fremont, CA 94538
(Address of principal executive offices, with zip code)

510-668-1638
(Registrant’s telephone number, including area code)

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K to our current report on Form 8-K originally filed on April 24, 2003 is being filed solely for the purposes of responding to comments received by us from the Staff of the Securities and Exchange Commission. This Amendment speaks as of the original filing date of our current report on Form 8-K (April 24, 2003) and has not been updated to reflect events occurring subsequent to the original filing date. For the convenience of the reader, we have restated our current report on Form 8-K in its entirety.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits.

99.1 Press Release of At Road, Inc. dated April 24, 2003.

Item 9.	Regulation FD Disclosure

     The information that is set forth in the Registrant’s Press Release dated April 24, 2003, is incorporated herein by reference. Additionally, At Road, Inc. (the “Company”) is furnishing the information required by Item 12 of Form 8-K under this Item 9.

     The Press Release, which has been attached as Exhibit 99.1, discloses certain financial measures, such as “non-GAAP net income (loss)” and “non-GAAP basic and diluted net income (loss) per share,” that may be considered non-GAAP financial measures in certain circumstances. Generally, a non-GAAP financial measure is a numerical measure of a company’s results, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess our financial results, management believes that “non-GAAP net income (loss)” and “non-GAAP basic and diluted net income (loss) per share,” are appropriate measures of evaluating the Company’s results, because they reflect the resources available to the Company for pursuing its strategic objectives, including without limitation investing in the development of new products and services, adopting new technologies, penetrating new markets and engaging in strategic acquisitions and because investors may derive such numbers in their evaluations of the Company. These measures, however, should be considered in addition to, and not as a substitute, or superior to, operating income, cash flows, loss per share, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

     As used herein, “GAAP” refers to accounting principles generally accepted in the United States.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT ROAD, INC.

Date: July 29, 2003	By:	/s/ THOMAS C. HOSTER Thomas C. Hoster Chief Financial Officer

AT ROAD, INC.

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release of At Road, Inc. dated April 24, 2003.